UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2012

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On December 21, 2012, SmartHeat Inc., a Nevada corporation (the “Company”), entered into the December 2012 Amendment (the “Amendment”) to the Credit and Security Agreement dated July 27, 2012 (the “Credit Agreement”), between the Company and Northtech Holdings Inc., a British Virgin Islands business corporation (“Northtech”). Northtech is owned by certain members of the Company’s former management, Jun Wang, Xudong Wang, and Wen Sha. Huajun Ai, the Company’s Corporate Secretary is also a part owner of Northtech.

The Amendment modifies the definition of “Average Share Price” in the Credit Agreement to decrease the minimum and maximum values for the “Average Share Price,” from $1.00 to $0.50 and from $7.00 to $3.50, respectively.  The Amendment also increases the maximum line which may be borrowed under the Credit Agreement from $2,000,000 to $2,500,000, extends the maturity date for amounts borrowed from April 30, 2013 to April 30, 2014, and permits the Company to use amounts borrowed to repurchase shares of its common stock.  Further, the Company increased its pledge of 35% of its equity interest in each of its wholly-, directly-owned subsidiaries as collateral for amounts borrowed to 55%, and agreed to submit the Amendment to its shareholders for approval at the Company’s next annual meeting of shareholders.

Also under the terms of the Amendment, and in accordance with Section 2.6 of the Credit Agreement, which permits the Company to repay any of its obligations under the Credit Agreement in restricted shares of its common stock, the Company issued Northtech 1,300,000 restricted shares of the Company’s common stock as repayment of $1,300,000 of the $1,384,455 outstanding as of December 21, 2012, under the Credit Agreement. The shares were issued in reliance upon Section 4(2) of the Securities Act at $1.00 per share.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.13 hereto and is incorporated herein by reference.

Item 3.02     Unregistered Sales of Equity Securities

The text set forth above under Item 1.01 is incorporated into this Item by reference.

Item 9.01.   Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description
10.13	December 2012 Amendment to the Credit and Security Agreement between SmartHeat Inc. and Northtech Holdings Inc., dated December 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	Decmeber 21, 2012	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President